UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 28, 2006

BRANDYWINE OPERATING PARTNERSHIP, L.P.

(Exact name of issuer as specified in charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	000-24407 (Commission file number)	23-2862640 (I.R.S. Employer Identification Number)

555 East Lancaster Avenue, Suite 100

Radnor, Pennsylvania 19087

(Address of principal executive offices)

(610) 325-5600

(Registrant’s telephone number, including area code)

Item 1.01	Entry into a Material Definitive Agreement.

On August 28, 2006, the Compensation Committee of the Board of Trustees of Brandywine Realty Trust, our sole general partner, adopted a long-term incentive compensation program (which we refer to as the outperformance program). We will make payments (in the form of common shares of Brandywine Realty Trust) to executive-participants under the outperformance program only if our total shareholder return exceeds percentage hurdles established under the outperformance program. The dollar value of any payments will depend on the extent to which our performance exceeds the hurdles. We describe the outperformance program below and have attached a copy of the outperformance program as an exhibit to this Current Report. We established the outperformance program under the Brandywine Realty Trust Amended and Restated 1997 Long-Term Incentive Plan (which we refer to below as the 1997 Plan), most recently approved by Brandywine shareholders on May 2, 2005. We attached a complete copy of the 1997 Plan as an exhibit to our Quarterly Report on Form 10-Q for the quarter ended March 31, 2005.

The Compensation Committee adopted the outperformance program following extensive analysis of long-term, performance-based, executive compensation programs. In its analysis, the Compensation Committee considered data and recommendations of an independent compensation consulting firm, alternative approaches to compensation both within and outside of the REIT industry and our current short and long-term compensation arrangements. The Compensation Committee believes that the outperformance program will enhance our compensation goals. These goals include: (1) attracting best-in-class talent, (2) retaining our key leaders, (3) providing incentives for future performance and (4) aligning the long-term interests of our executives with the interests of our shareholders.

In brief, if Brandywine’s total shareholder return (share price appreciation plus cash dividends) during a three-year measurement period exceeds either of two hurdles (with one hurdle keyed to the greater of a fixed percentage and an industry-based index, and the other hurdle keyed to a fixed percentage), then we will fund an incentive compensation pool in accordance with a formula and make pay-outs from the compensation pool in the form of vested and “restricted” Brandywine common shares.

We explain the outperformance program through the following questions and answers and encourage you to review the complete outperformance program.

1. How will the dollar value of the compensation pool be determined?

The dollar value of the compensation pool will depend on the extent to which Brandywine’s total shareholder return between August 1, 2006 and July 31, 2009 exceeds either or both of two hurdles, with the three-year measurement period subject to early termination, and the hurdles subject to pro rata adjustment, if we undergo a change of control prior to July 31, 2009.

One hurdle (which we refer to below as the “combined” hurdle) will be met if Brandywine’s total shareholder return over the three-year measurement period exceeds the greater of 27% or 100% of the Morgan Stanley REIT Index (the “Index”) return during the measurement period. The amount that we would fund into the compensation pool if Brandywine’s total shareholder return exceeds the combined hurdle would be derived from a formula that reflects the excess of Brandywine’s total shareholder return over the higher component in the combined hurdle and would be limited to $41,250,000, representing 75% of the outperformance program, plus dividend equivalents.

The other hurdle (which we refer to below as the “single” hurdle) will be met if Brandywine’s total shareholder return over the three-year measurement period exceeds 30%. The amount that we would fund into the compensation pool if Brandywine’s total shareholder return exceeds the single hurdle would also be derived from a formula that reflects the excess of Brandywine’s total shareholder return over the hurdle and would be limited to $13,750,000, representing 25% of the outperformance program, plus dividend equivalents.

To determine the amount that we would fund into the compensation pool, we would first calculate the “excess value” attributable to the excess of Brandywine’s total shareholder return over one or both of the hurdles. If Brandywine’s total shareholder return does not exceed either hurdle then no credit will be made to the compensation pool on account of such hurdle. After we have calculated the excess value, we would then allocate 5% of the excess value to the compensation pool (i.e., credit an amount into the compensation pool equal to 5% of the excess value). If Brandywine’s total shareholder return exceeds 36%, then up to an additional 3% of the value in excess of 36% may be added to the pool.

2. Is there a maximum amount that may be paid under the outperformance program?

Yes. The maximum amount payable under the outperformance program is limited to $55.0 million, plus dividend equivalents. No more than $41,250,000, plus dividend equivalents, may be payable on account of the portion of the program that is based on the combined hurdle, and no more than $13,750,000, plus dividend equivalents, may be payable on account of the portion of the program that is based on the single hurdle.

3. How will we make payments under the outperformance program?

Payments under the outperformance program will be made in Brandywine common shares. Twenty percent (20%) of the common shares issued to each award recipient will be fully vested on the date of issuance, and the remaining eighty percent (80%) will vest in two equal annual installments on each of the first and second anniversaries of the issuance date, subject to accelerated vesting upon a change of control. The holder of unvested common shares will be entitled to vote, and receive dividends on, the issued common shares prior to the vesting of the shares.

4. Will award recipients be paid dividend equivalents prior to any payments under the outperformance program?

No. However, upon issuance of common shares to participants at the end of the measurement period, we will pay to the participants (through the issuance of common shares) an amount equal to the amount of dividends that would have been paid on such shares had such shares been outstanding and held by such participants during the measurement period.

5. Under what circumstances would the measurement period terminate early?

The measurement period would terminate prior to July 31, 2009 if we are acquired or otherwise undergo a “change of control.” In such event, the hurdles would be adjusted downward proportionately based upon the number of months that elapsed within the measurement period prior to the change of control.

In the event that Brandywine achieves a total shareholder return for at least three hundred sixty (360) consecutive calendar days during the measurement period such that the compensation pool would have been funded at the aggregate maximum amount of $55 million if each day in such three hundred sixty (360) day period had been the end of the measurement period, then each participant will be entitled to receive common shares that have a value equal to the product of such participant’s award percentage multiplied by $27.5 million, and the maximum amount that we would thereafter be obligated to fund into the compensation pool at the end of the measurement period would be reduced on account of such “early” achievement. In the event acceleration occurs, the remaining maximum available amount that may be earned under the combined hurdle would be $20,625,000, plus dividend equivalents, and the remaining maximum available amount under the single hurdle would be $6,875,000, plus dividend equivalents. Notwithstanding a participant’s entitlement to common shares on account of such “early” achievement, we would not issue the shares to the participant until July 31, 2009 (or the date of a change of control) and the issuance of the common shares would be subject to the same vesting schedule that would apply in the absence of such early achievement.

6. What happens if an award recipient dies or becomes disabled?

Upon termination of an award recipient’s employment with us due to death or disability, the recipient’s award will vest in full and the recipient or the recipient’s legal representative will be entitled to payment on account of the award on the same terms as if the recipient had not died or become disabled.

7. Who administers the outperformance program?

The outperformance program will be administered by the Compensation Committee. The Compensation Committee is comprised exclusively of independent, non-management Trustees of Brandywine Realty Trust.

8. Who may receive awards under the outperformance program?

Only our employees are eligible to receive awards under the outperformance program. The Compensation Committee will determine award recipients and their respective percentages of the compensation pool

9. Have awards been granted under the outperformance program?

Yes. Upon adoption of the outperformance program, the Compensation Committee allocated an aggregate of 89.9% of the compensation pool, including 30% to Gerard H. Sweeney, Brandywine’s President and Chief Executive Officer. The percentages allocated to each of our other executive officers are presented in the following table. The Compensation Committee retains authority to allocate the balance of the compensation pool and to re-allocate any awards that recipients may forfeit.

Name of Additional Executive Officer Award Recipients	Allocation Percentage

Brad A. Molotsky	4.5%
George D. Sowa	4.5%
Robert K. Wiberg	4.5%
Michael J. Cooper	3.4%
Daniel K. Cushing	3.4%
H. Jeffrey DeVuono	3.4%
Christopher M. Hipps	3.4%
Gregory S. Imhoff	3.4%
Timothy M. Martin	3.4%
William D. Redd	3.4%
Anthony S. Rimikis	3.4%
David Ryder	3.4%
Philip M. Schenkel	3.4%
Other Recipients as a Group	12.4%

Item 8.01	Other Information

As we indicated in a Form 8-K that we filed in February 2006, the Board of Trustees of Brandywine Realty Trust authorized the sale of an approximately 141,724 square foot office building located at 101 Paragon Drive in Montvale, New Jersey in which we held a fifty percent economic interest. The remaining interest in this property was held by one of the Trustees, Donald E. Axinn. As indicated in the February Form 8-K, closing of this sale was scheduled to occur in August 2006. On August 31, 2006, the sale was completed on terms consistent with those described in the February Form 8-K.

Item 9.01.	Financial Statements and Exhibits

Exhibits

10.1	2006 Long-Term Outperformance Compensation Program

Signatures

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

BRANDYWINE OPERATING PARTNERSHIP, L.P., BY: BRANDYWINE REALTY TRUST, GENERAL PARTNER
Date: September 1, 2006	By:	/s/ Gerard H. Sweeney

Gerard H. Sweeney President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	2006 Long-Term Outperformance Compensation Program